Exhibit 10.4
Separation Agreement

This Separation Agreement (“Agreement”) is entered into as of June 20, 2024 (“Effective Date”) by and between Harry Schulman (“Director”) and Bright Mountain Media, Inc., a Florida corporation (“Company”). The parties agree as follows:

1.Director’s service on the Company’s board of directors will end on June 30, 2024 (the “Separation Date”).
2.Company will pay Director $15,000 for his service on the Company’s board of directors during the second calendar quarter of 2024. Company will issue this payment to Director no later than the Separation Date.
3.The parties acknowledge that:
a.The Company previously adopted an equity compensation program for independent directors (the “Compensation Program”) pursuant to which effective January 1, 2024 independent directors were awarded stock options for the purchase of 100,000 shares of the Corporation’s common stock, at an exercise price of $0.119 (the closing stock price of the Corporation’s common stock on January 2, 2024, the first trading day of 2024), for a full year of service (the “2024 Independent Director Equity Compensation”), which stock options will vest in full on December 31, 2024.
b.Pursuant to the terms of the Compensation Program, in the event an independent director resigns as a member of the Board without cause during 2024, such independent director’s 2024 Independent Director Equity Compensation shall be prorated through the date of his or her resignation and only the prorated portion through the date of resignation shall vest on the date of such independent director’s resignation (the “Stock Options Proration Policy”).
4.Subject to and contingent upon approval by the Company’s board of directors, Company shall waive the Stock Options Proration Policy and accelerate vesting of Director’s 2024 Independent Director Equity Compensation so that on the Separation Date his 2024 Independent Director Equity Compensation shall be fully vested.
5.Company agrees to retain Director as a consultant during the third calendar quarter of 2024. The scope of Director’s services for the engagement (“Consulting Services”) will be mutually agreed upon between the parties. The total fee that Company will pay to Director for the Consulting Services will be $15,000 (“Consulting Fee”). Director will invoice Company for the Consulting Fee after completion of work, and Company will pay Director’s invoice within thirty (30) days of receipt.
6.When and to the extent permitted under applicable securities laws, Company will provide its cooperation in lifting any restrictions on the sale of Bright Mountain common stock which Director holds as of the Effective Date, including removal of stock transfer instructions and issuance of an appropriate legal opinion, at the Company’s expense, with the Company’s transfer agent.

In witness whereof, the parties have signed this Agreement:

HARRY SCHULMAN                    BRIGHT MOUNTAIN MEDIA, INC.

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